 Exhibit 99.1

 CHANNELL PROVIDES UPDATED FINANCIAL GUIDANCE

Temecula, Calif., April 9, 2007 — Channell Commercial Corp. (NasdaqGM: CHNL) a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water harvesting solutions distributed in markets throughout Australia, today announced updated financial guidance for the first quarter of 2007 ended March 31, 2007.

Revenue for the quarter is now expected to be in the $33-$33.5 million range versus prior guidance for revenues in the $32-$33 million range.  On a GAAP basis, the company now anticipates a range of a $0.02 loss per share to break-even compared to prior guidance of a loss per share in the $0.05-$0.08 range.  The better-than-anticipated preliminary first quarter performance is attributable to stronger demand and a more favorable product mix in the Company’s core domestic communications equipment business.

The Company expects to report final results at or near the filing date of its form 10-Q with the Securities and Exchange Commission for the period ended March 31, 2007 at which time it also expects to provide financial guidance for the second quarter of 2007 and updated guidance for full year 2007.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water harvesting solutions distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  The Company’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia.  The Company’s website is www.channell.com

Forward-Looking Statements

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  Examples of forward looking statements would include statements about the expected future revenues, expenses and other financial results, and any other statements that are not historical facts.  These statements are based on management’s current expectation and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (7) energy costs, (8) integration of acquired businesses, (9) delays in product development, (10) operating leverage, (11) seasonality and fluctuations in operating results and (12) worldwide economic conditions.  Such uncertainties are discussed further in the Company’s filings with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.